EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of September 2, 2020, by and between CTO Realty Growth, Inc., a Florida corporation (the “Company”), and Matthew M. Partridge (the “Executive”).

BACKGROUND

The Company desires to employ the Executive as the Company’s Senior Vice President and Chief Financial Officer, and the Executive desires to accept employment with the Company, on the terms and conditions set forth below.

TERMS

1.	Employment

a.General. The Executive agrees to accept employment with the Company, and one or more of the Company’s subsidiary corporations, to render the services specified in this Agreement subject to the terms and conditions of this Agreement. All compensation paid to the Executive by the Company or any subsidiary of the Company, and all benefits and perquisites received by the Executive from the Company or any of its subsidiaries, will be aggregated in determining whether the Executive has received the compensation and benefits provided for herein.

b.	Duration. This Agreement is effective on the date it is fully executed and has no specific expiration date. Unless terminated by agreement of the parties, this Agreement will govern the Executive’s continued employment by the Company until such employment terminates.

2.	Duties.

a.	General Duties. Beginning on October 1, 2020, or such other date as the parties hereafter agree (the “Start Date”), the Executive shall serve as Senior Vice President and Chief Financial Officer of the Company, and Senior Vice President, Chief Financial Officer and Treasurer of Alpine Income Property Trust, Inc. (“Alpine”), with duties and responsibilities that are customary for such executive as directed by the President and Chief Executive Officer of the Company and Alpine and other duties and responsibilities as may be assigned to the Executive by the President and Chief Executive Officer of the Company and Alpine subject to approval of the Board of Directors of the Company (the “Board”). To the extent the Board has authorized the Compensation Committee of the Board (the “Committee”) to act on its behalf, references to the Board will hereinafter also be deemed to include the Committee.

b.	Full Time Employment. The Executive agrees to devote his full time and best efforts to the successful functioning of the Company and Alpine and agrees that he will faithfully and industriously perform all the duties pertaining to his office and position as Senior Vice President and Chief Financial Officer of the Company and Senior Vice President, Chief Financial Officer and Treasurer of Alpine in accordance with the policies established by the President and Chief Executive Officer of the Company and Alpine from time to time, to the best of his ability, experience and talent and in a manner satisfactory to the Company. Further, the Executive shall devote his full business time and energy to the business, affairs and interests of the Company and its subsidiaries, and matters related thereto. It is understood that the principal location of employment with the Company shall be at the Company’s headquarters in Daytona Beach, Florida, and that in the course of his employment the Executive will become active in the Daytona Beach, Florida, community. The Executive shall, within the first six (6) months of his employment, relocate his primary residence to the central Florida area, and thereafter during his employment, maintain his primary residence within a radius of seventy-five (75) miles of Daytona Beach, Florida so long as the Company’s headquarters is located there.

c.

Certain Permissible Activities. The Executive may also make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Company so long as such activities and service do not interfere or conflict with the performance of his duties under this Agreement. The Executive acknowledges that he shall be subject to, and comply with, the policies, standards and regulations established from time to time by the Company, including the Company’s Code of Business Conduct and Ethics (including the provisions with respect to corporate opportunities).

3.	Compensation and Expenses.

a.	Base Salary. The Executive will be paid a base salary at an annual rate of not less than $350,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time.

b.	Annual Incentive Compensation. For each fiscal year ending during his employment, the Executive will be eligible to earn annual cash incentive compensation (which shall be pro-rated for the fiscal year ending December 31, 2020 based on the number of days worked by the Executive for the Company during such year), payable in accordance with the Company’s executive compensation program (the “Annual Incentive Plan”) and payroll practices as in effect from time to time. Amounts paid under the Annual Incentive Plan are typically paid after the Company’s final audit in February of each year. The Executive’s target annual cash incentive compensation amount will be 50% of the Executive’s then current Base Salary. The annual cash incentive compensation payable will be determined by the Board, based on the attainment of corporate and individual performance goals as determined by the Board. For partial fiscal year 2020 only, the Executive’s annual cash incentive compensation amount will be not less than $110,000.

c.	Equity Awards. Within thirty (30) days following the Start Date, subject to approval of the Board, the Company will grant to the Executive: (i) 4,000 shares of restricted stock that will vest 1/2 on January 28 in each of 2022 and 2023; (ii) 3,000 performance shares consistent with the terms of the performance shares awarded to the Company’s other executive officers on January 23, 2019; and (iii) 3,000 performance shares consistent with the terms of the performance shares awarded to the Company’s other executive officers on February 24, 2020. These equity awards will be granted either under the Company’s Second Amended and Restated 2010 Equity Incentive Plan or as an “inducement” grant under Section 711(a) of the NYSE American Company Guide, at the Company’s option. Each award will be memorialized in (and subject to the terms of) the award agreements substantially in the forms attached hereto as Exhibits A and B. For each fiscal year beginning in 2021, the Executive will be eligible to receive an award of long-term equity incentive compensation, to be granted in accordance with the Company’s executive compensation program in effect from time to time. Such awards typically will be granted near the commencement of each fiscal year under the Company’s equity incentive plan in effect from time to time pursuant to separate written agreements between the Executive and the Company (each, an “LTIP Award Agreement”).

d.	Signing Bonus. Upon the commencement of the Executive’s employment with the Company, the Executive shall receive a one-time signing bonus (the “Signing Bonus”) in the amount of $50,000 (less applicable deductions and withholdings).

e.	Relocation and Other Expenses. The Company agrees to pay for the reasonable and verifiable out-of-pocket expenses incurred by the Executive in connection with his relocation to the central Florida area; provided, however, that the amount of such relocation expenses payable under this Section 3.e shall not exceed $15,000. Additionally, the Company agrees to reimburse the Executive for up to $3,000 of reasonable and verifiable out-of-pocket expenses incurred by the Executive in connection with obtaining and maintaining medical insurance under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to ninety (90) days following the start of his employment with the Company.
f.	Reimbursement of Signing Bonus and Relocation Expenses. The Executive agrees that (i) if the Executive’s employment with the Company terminates prior to April 1, 2021, the Executive shall repay the Company 90% of the Signing Bonus and the relocation expenses paid under Section 3.e and (ii) if the Executive’s employment with the Company terminates on or after April 1, 2021, but prior to October 1, 2021, the Executive shall repay the Company a pro rata share of the Signing Bonus and relocation expenses paid under Section 3.e at the rate equal to one-twelfth (1/12th) of such amounts for each month or portion of a month that the duration of Executive’s employment is less than twelve (12) months; provided, however, that the Executive shall not be required to repay any amounts under this Section 3.f if the Executive’s employment is terminated by the Company pursuant to Section 5.d of this Agreement.
g.	Expenses. In addition to any compensation paid to the Executive pursuant to this Section 3, the Company will reimburse, or advance funds to, the Executive for all reasonable, ordinary and necessary travel or entertainment expenses incurred by him in the course of his performances of his duties as an executive officer of the Company during the term of his employment in accordance with the Company’s then-current policy (the “Expense Reimbursements”). The Executive acknowledges that such expenses will not include the expense incurred for the Executive’s daily commute to and from the Company’s headquarters.

h.	Claw Back. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that the Company may be entitled or required by law, pursuant to the Company’s Executive Compensation Recovery Policy originally adopted by the Board on August 8, 2016 (the “Compensation Recovery Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup cash, equity or other compensation paid or provided to the Executive pursuant to this Agreement or otherwise, and the Executive agrees to comply with any Company request or demand for recoupment pursuant to such law, the Compensation Recovery Policy or exchange requirements. The Executive acknowledges that the Compensation Recovery Policy may be modified from time to time in the sole discretion of the Company and without the consent of the Executive, and that such modification shall be deemed to amend this Agreement.

4.	Benefits.

a.	Employee Benefits Program. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 of this Agreement, during the term of his employment, the Executive is eligible to participate in any retirement plan, insurance or other employee benefit plan that is maintained at that time by the Company for its senior executive employees, including programs of life, disability, medical, dental and vision insurance, subject to the provisions of such plans as may be in effect from time to time and applicable law. The Company reserves the right to modify, suspend or discontinue any of its employee benefit plans or programs at any time without recourse by the Executive.

b.	Vacation. The Executive shall be entitled to twenty (20) days per annum of paid vacation (which shall be pro-rated for the fiscal year ending December 31, 2020 based on the number of days worked by the Executive for the Company during such year); provided, that (i) any unused vacation days shall be forfeited at the end of each year if not fully utilized in that year, and (ii) the Company shall not pay the Executive for any accrued but unused vacation days upon any termination of employment.

c.	Indemnification. The Company shall, at all times during which the Executive may be subject to liability for his acts and omissions to act occurring while serving as an officer, indemnify the Executive and hold him harmless (including advances of attorneys’ fees and expenses) to the maximum extent permitted under the Company’s certificate of incorporation, by-laws and applicable law. The Executive shall be covered as an insured under any contract of directors’ and officers’ liability insurance that insures members of the Board. This Section 4.c shall survive a termination of the Executive’s employment and any termination of this Agreement.

5.	Termination.

a.	Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement at any time for Cause and the termination will become effective immediately at the time the Company provides written notice to the Executive. If the Company decides to terminate the Executive’s employment under this Agreement for Cause, the Company will have no further obligations to make any payments to the Executive under this Agreement, except that the Executive will receive any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the date of termination of employment. Upon termination for Cause, the Executive will not be entitled to any annual bonus payments or any amount or any consideration or benefit under the Annual Incentive Plan, any equity incentive plan or any LTIP Award Agreement (notwithstanding any provision to the contrary contained therein) other than those becoming due and payable prior to the termination date. For purposes of this Agreement, the term “Cause” will mean:

(i)	The Executive’s arrest or conviction for, plea of nolo contendere to, or admission of the commission of, any act of fraud, misappropriation, or embezzlement, or a criminal felony involving dishonesty or moral turpitude;

(ii)	A breach by the Executive of any material provision of this Agreement, provided that the Executive is given reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach;

(iii)	Any act or intentional omission by the Executive involving dishonesty or moral turpitude;

(iv)	The Executive’s material failure to adequately perform his duties and responsibilities as such duties and responsibilities are, from time to time, in the Company’s discretion, determined and after reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach;

(v)	Any intentional independent act by the Executive that would cause the Company significant reputational injury; or

(vi)	Past or future conduct of the Executive, inconsistent with the Executive’s reputation at the time this Agreement is executed, which comes to light and results in sustained, widespread public condemnation of the Executive that reasonably could be expected to cause adverse publicity or economic injury to the Company.

b.	Death or Disability. This Agreement and the Company’s obligations under this Agreement will terminate upon the death or total disability of the Executive. For purposes of this Section 5.b, “total disability” means that, for a period of six (6) consecutive months, the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity as determined by an independent physician mutually acceptable to the Company and the Executive (or his legal representative). If this Agreement terminates due to the death or disability of the Executive, the Company will pay the Executive (or his legal representative, as applicable) any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the date of termination of employment (or, if terminated as a result of a disability, until the date upon which any disability policy maintained pursuant to Section 4 begins payment of benefits) plus any other compensation that may be earned and unpaid, including any amount earned as of the termination date under the Annual Incentive Plan or any LTIP Award Agreements.

c.	Voluntary Termination. The Executive may elect to terminate this Agreement by delivering written notice to the Company sixty (60) days prior to the date on which termination is elected; provided, however, that in the event of such termination, the Company may, at its option, elect to accelerate the date of such termination to an earlier date. If the Executive voluntarily terminates his employment the Company will have no further obligations to make payments under this Agreement, except that the Company will pay to the Executive any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the date of voluntary termination of employment. The Executive will not be entitled to any annual bonus payments or amounts payable under the Annual Incentive Plan or any LTIP Award Agreements other than those earned or becoming due and payable prior to the voluntary termination date.

d.	Termination Without Cause. If the Executive’s employment is terminated for any reason other than by death, disability, for Cause, or due to the Executive’s voluntary resignation of employment, the Company will have no further obligation to make payments under this Agreement, except if the Executive’s employment is terminated by the Company (other than by death, disability or for Cause) prior to October 1, 2025, the Company will pay to the Executive (A) any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the date of termination, (B) any payments and benefits to the extent set forth in the LTIP Award Agreements pertaining to the Executive’s equity incentive awards, (C) for any amounts payable under the Annual Incentive Plan, and (D) an amount equal to 100% of then-current Base Salary in one (1) lump sum payment on the forty-fifth (45th) day after the date of termination of the Executive’s employment in accordance with this Section 5.d, and the payments and benefits in clauses (B) – (D) shall be conditioned upon the Executive’s compliance with the covenants set forth in Sections 6 and 7 of this Agreement and delivery by the Executive of a release of claims reasonably acceptable to the Company that shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

e.	Compliance with Section 409A. With respect to the payments provided by this Agreement upon termination of the Executive’s employment (the “Cash Severance Amount”), if the Cash Severance Amount is subject to the requirements of Section 409A of the Code (as defined below), in the event the aggregate portion of the Cash Severance Amount payable during the first six (6) months following the date of termination of the Executive’s employment would exceed an amount (the “Minimum Amount”) equal to two (2) times the lesser of (i) the Executive’s annualized compensation as in effect for the calendar year immediately preceding the calendar year during which the Executive’s termination of employment occurs, or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for the calendar year during which the Executive’s termination of employment occurs, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Executive under Section 409A of the Code, (x) the Company shall pay during the first six (6) months following the date of termination of the Executive’s employment, at the time(s) and in the form(s) provided by the applicable sections of this Agreement, a portion of the Cash Severance Amount equal to the Minimum Amount, and (y) the Company shall accumulate the portion of the Cash Severance Amount that exceeds the Minimum Amount and that the Executive would otherwise be entitled to receive during the first six (6) months following the date of termination of the Executive’s employment and shall pay such accumulated amount to the Executive in a lump sum on the first day of the seventh (7th) month following the date of termination of the Executive’s employment, and (z) the Company shall pay the remainder of the Cash Severance Amount, if any, on and after the first day of the seventh (7th) month following the date of termination of the Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement.

f.	Compliance with Section 280G. If any payment or benefit due to the Executive from the Company or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an Excess Parachute Payment (as such term is used in Section 280G(b)(i) of the Code), then notwithstanding any other provision of this Agreement or any other commitment of the Company, that payment or benefit will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of

Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Company, in good faith and in its sole discretion. If multiple payments or benefits are subject to reduction under this Section 5.f, such payments or benefits will be reduced in the order that maximizes the Executive’s economic position (as determined by the Company in good faith, in its sole discretion). If, notwithstanding the initial application of this Section 5.f, the Internal Revenue Service determines that any payment or benefit provided to the Executive constituted an Excess Parachute Payment, this Section 5.f will be reapplied based on the Internal Revenue Service’s determination and the Executive will be required to promptly repay to the Company any amount in excess of the payment limit of this Section 5.f.

g.	Return of Company Property. Upon the termination of the Executive’s employment with the Company, the Executive shall leave with or promptly return to the Company all originals and copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing proprietary information, or other materials or property of any kind belonging to the Company (including keys and other tangible personal property of the Company), then in the Executive’s possession, whether prepared by the Executive or by others. The Executive agrees that, upon termination of his employment with the Company, for any reason, or on demand, the Executive will permit a representative of the Company to access all data stored on any personal computer, laptop, PDA, telephone or other electronic device or storage media that the Executive has used in any fashion in connection with his work for the Company for the sole purpose of permanently removing, copying and/or deleting any data belonging to or related to the Company, its customers, prospective customers, business partners, its business or which otherwise contains confidential information.

6.

Discoveries, Inventions, Improvements and Other Intellectual Property. The Executive acknowledges that all worldwide rights to each discovery, invention or improvement which the Executive or the Company may develop, in whole or in part, during the term of this Agreement, whether patented or unpatented, which relate to or pertain to the business, functions or operations of the Company or its subsidiaries, and arise (wholly or in part) from the efforts of the Executive during the term hereof, will be the exclusive property of the Company, regardless of whether such discoveries, inventions, improvements and other intellectual property was developed or worked on while the Executive was engaged in employment or whether the Executive developed or worked on such intellectual property on the Executive’s own time. The Company will own all rights to any copy, translation, modification, adaptation or derivation thereof and any product based thereon. The Executive acknowledges that a violation of this Section 6 would lead to irreparable injury to the Company for which monetary damages could not adequately compensate and further acknowledges that in the event of such a breach, the Company shall be entitled to injunctive relief along with other such remedies the Company may have.

7.	Restrictive Covenants.

a.	Corporate Opportunity. During the term of the Executive’s employment by the Company, the Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to the Executive or of which the Executive becomes aware which relate to the scope of the current businesses engaged in by the Company (“Corporate Opportunities”). Unless approved by the Board in writing, the Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on the Executive’s own behalf.

b.	Competition with the Company. The Executive covenants and agrees that the Executive will not, directly or indirectly (whether as a sole proprietor, partner, director, officer, employee or in any other capacity as principal), during his employment and for the one (1)-year period following the voluntary termination of his employment or the termination of his employment by the Company for Cause, compete with the Company within the scope of the Company’s business of real estate in the Volusia County, Florida, area, or by rendering services to any entity engaged in a joint venture or similar project with the Company, if any.

c.	Solicitation of Employees. The Executive covenants and agrees that the Executive will not, during his employment and for the one (1)-year period thereafter, directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, member, or employee of any other person, firm, corporation, partnership, company, association or other entity, either (i) attempt to employ, contact with respect to hiring, solicit with respect to hiring or enter into any contractual arrangement with any Protected Employee (as defined below), or (ii) induce or otherwise advise or encourage any Protected Employee to leave his or her employment with the Company. For purposes of this Agreement, a “Protected Employee” means any current employee of the Company or any former employee of the Company who was employed with the Company at any time during the six (6) months prior to the time of such solicitation, attempt to employ, contact, employment or inducement.

8.	Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”); (ii) approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (iii) a change in the composition of the Board such that, during any twelve (12)-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

b.	The Company and the Executive agree that, if the Executive is in the employ of the Company on the date on which a Change in Control occurs (the “Change in Control Date”), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change in Control Date and ending on the termination of his employment, to exercise such authority and perform such executive duties (including assistance in any transition matters designated by the Chief Executive Officer following such Change in Control) as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change in Control Date.

c.	After the Change in Control Date, the Company will (i) continue to honor the terms of this Agreement, including as to Base Salary and other compensation set forth in Section 3, and (ii) continue employee benefits as set forth in Section 4 at levels in effect on the Change in Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).

d.	If, at any time during the twenty-four (24)-month period after the Change in Control Date, (i) the Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5.a above), or (ii) the Executive voluntarily terminates employment for Good Reason (as defined below), then the Executive will receive (A) any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the date of termination, (B) any payments and benefits to the extent set forth in the LTIP Award Agreements pertaining to the Executive’s equity incentive awards, (C) for any amounts payable under the Annual Incentive Plan, and (D) separation pay in an amount equal to 100% of then-current Base Salary in one (1) lump sum payment on the forty-fifth (45th) day after the date of termination of the Executive’s employment, and the payments and benefits in clauses (B) – (D) shall be conditioned upon the Executive’s compliance with the covenants set forth in Sections 6 and 7 of this Agreement and delivery by the Executive of a release of claims reasonably acceptable to the Company that shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. “Good Reason” shall mean, without the Executive’s prior written consent, a material reduction in the Executive’s compensation or employment related benefits, or a material change in the Executive’s status, working conditions or management responsibilities. The Executive’s termination of employment will not constitute a termination for Good Reason unless the Executive first provides written notice to the Company of the existence of the Good Reason within sixty (60) days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than thirty (30) days following such written notice of the Good Reason from the Executive to the Company, and the effective date of the Executive’s termination of employment is within one (1) year following the effective date of the occurrence of the Good Reason.

8.

Assignability. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign will acquire all or substantially all of the assets and business of the Company. The Executive’s rights and obligations under this Agreement may not be assigned or alienated and any attempt to do so by the Executive will be void and constitute a material breach hereunder.

9.

Non-Coercion. The Executive represents and agrees that the Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by the Company or its agents not contained herein. The Executive represents that he has entered into this Agreement voluntarily, and after having the opportunity to consult with representatives of his own choosing and that his/her agreement is freely given.

10.

Severability. The provisions of this Agreement constitute independent and separable covenants which shall survive termination of employment or expiration of this Agreement.  Any section, paragraph, phrase or other provision of this Agreement that is determined by a court of competent jurisdiction to be unconscionable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unconscionable or in conflict with or, if that is not possible, then it shall be deemed omitted from this Agreement.  The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

11.

Prior Employment Agreements. The Executive represents that, other than as set forth on Exhibit C attached hereto, he has not executed any agreement with any previous employer which may impose restrictions on his employment with the Company.

12.	Notice. Notices given pursuant to the provisions of this Agreement will be sent by certified mail, postage prepaid, by overnight courier or email to the following addresses:

If to the Company:

CTO Realty Growth, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, FL 32114

Email: jalbright@ctlc.com

If to the Executive:

Matthew M. Partridge

XXXX XXXXXXXXX.

XXXXXXXXXXXXX

Email: XXXXXXXXXXXXXXXXXX

Either party may, from time to time, designate any other address to which any such notice to it or him will be sent. Any such notice will be deemed to have been delivered upon the earlier of actual receipt or four (4) days after deposit in the mail, if by certified mail.

13.	Miscellaneous.

a.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida.

b.	Venue. Any action filed to enforce this Agreement will be filed in Volusia County, Florida or the United States District Court for the Middle District of Florida.

c.	Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

d.	Attorney’s Fees. In the event any action is commenced to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, costs, and expenses.

e.

Disputes. Nothing in this Section 13.e shall preclude a party from initiating an action for temporary injunctive relief to temporarily enjoin any conduct threatening imminent and irreparable injury. In all other circumstances in which a dispute arises between the parties under or in connection with this Agreement, the parties agree to resolve all disputes through final, confidential and binding arbitration in Volusia County, Florida under the Federal Arbitration Act, by a single arbitrator in accordance with the Rules of the American Arbitration Association (the “Rules”); provided, however that, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims including access to documents and witnesses; provided, further that, the parties will be entitled to any and all relief available under applicable law and the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The written decision of the arbitrator, which shall include findings of fact and conclusions of law, shall be confidential, final, and binding upon the parties and in such form that judgment may be entered in and enforced by any court having jurisdiction over the parties. The arbitrator shall be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, or in connection with any statutory claim available under applicable law. Each party otherwise should pay its own attorneys’ fees in any such arbitration; provided, however, that the Company shall pay for any administrative or filing fees, including the arbitrator’s fee, that the Executive would not have otherwise incurred if the dispute was adjudicated in a court of law, rather than through arbitration. THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER MATTER RELATING TO THE EXECUTIVE’S EMPLOYMENT.

f.

Entire Agreement. This Agreement has been subject to substantial negotiations between the parties and thus represents the joint product of those negotiations between the parties and supersedes all previous understandings or agreements, whether written or oral. Any uncertainty or ambiguity shall not be construed for or against any other party based on attribution of any drafting to any party. Furthermore, this Agreement represents the entire agreement between the parties and shall not be subject to modification or amendment by an oral representation, or any other written statement by either party, except for a dated written amendment to this Agreement signed by the Executive and an authorized representative of the Company.

g.	Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding to the extent required by applicable law.

h.	Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Code, with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A of the Code, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A of the Code, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code or any exemption therefrom, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.

i.	Counterparts. This Agreement may be executed in counterparts, all of which will constitute one and the same instrument.

j.	Contingent Employment. This Agreement is contingent upon successful completion of the Company’s normal hiring procedures and policies, including but not limited to a background and credit check.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

EXECUTIVE:

 /s/ Matthew M. Partridge

Matthew M. Partridge

COMPANY:

CTO Realty Growth, Inc.,

a Florida corporation

By: /s/ John P. Albright

       John P. Albright

       President and Chief

       Executive Officer

Signature Page to Employment Agreement – Matthew M. Partridge